APPENDIX H

CODE OF ETHICS

Adopted January 1, 2025

I. INTRODUCTION

High ethical standards are essential for the success of the Adviser and to maintain the confidence of clients and investors in investment funds managed by the Adviser (“clients”). The Adviser’s long-term business interests are best served by adherence to the principle that the interests of clients come first. We have a fiduciary duty to clients to act solely for the benefit of our clients. All personnel of the Adviser, including directors, officers and employees of the Adviser, must put the interests of the Adviser’s clients before their own personal interests and must act honestly and fairly in all respects in dealings with clients. All personnel of the Adviser must also comply with all federal securities laws. In recognition of the Adviser’s fiduciary duty to its clients and the Adviser’s desire to maintain its high ethical standards, the Adviser has adopted this Code of Ethics (the “Code”) containing provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflicts in favor of the Adviser’s clients.

Adherence to the Code and the related restrictions on personal investing is considered a basic condition of employment by the Adviser. If you have any doubt as to the propriety of any activity, you should consult with the Compliance Officer.

The Compliance Officer is responsible for the overall administration of the Code except with respect to the trading activity of the Personal Accounts (as defined below) related to the Compliance Officer, which will be administered by the President.

II. DEFINITIONS

1.

Access Person under Rule 204A-1 of the Advisers Act is defined as any of the Adviser’s Supervised Persons (i) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding portfolio holdings of any reportable fund or (ii) who is involved in making securities recommendations to clients (or who has access to such recommendations that are nonpublic).

For the purposes of this Policy, an “Access Person” will include the following:

•	All full-time Employees;

•	Part-time Employees with full access to client positions, trading signals and proprietary research;

•	Consultants and/or Interns with full access to client positions, trading signals and proprietary research and associated with the firm for a period greater than 90 consecutive days; and

•	Persons serving on the Board of Managers with full access to client positions, trading signals and proprietary research.

2.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

3.

Beneficial ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

4.	Covered Person means any Access Person of the Adviser and any other persons as may be designated by the Compliance Officer.

5.	Personal Account means any account (except for a pooled investment vehicle managed by the Adviser that is deemed to be a client) that may hold a Reportable Security:

(i)	In which a Covered Person has any beneficial ownership; or

(ii)	That is maintained by or for:

•

A Covered Person’s spouse (other than a legally separated or divorced spouse of the Covered Person for which the Covered Person provides no financial support), domestic partner (of the same or opposite gender) and minor children;

•	Any other immediate family members (e.g., siblings, parents and in-laws) who live in the Covered Person’s household;

•

Any person (i) who is financially dependent on the Covered Person, including those persons residing with the Covered Person and those not residing with the Covered Person, such as financially dependent children away at college, or (ii) for whom the Covered Person provides discretionary advisory services; and

•	Any partnership, corporation, trust or other entity in which the Covered Person exercises effective control.

Personal Account does not include qualified tuition programs established pursuant to Section 529 of the Internal Revenue Code of 1986 (“529 Plans”) provided that (1) the Adviser or a control affiliate does not manage, distribute, market or underwrite the 529 Plan or the investments and strategies underlying the 529 Plan that is a college savings plan and (2) the 529 Plans are either (a) prepaid college tuition plans where the account holder does not participate in investment decisions regarding contributions to the account or (b) college savings plans where the account holder does not have the ability to change investment strategies more than once a year or when the designated beneficiary of the 529 Plan is changed, and may not change the mix of investments underlying the account holder’s chosen investment strategy.

6.	Restricted List shall have the meaning given to it in Section IV.3 of the Code.

7.	Reportable Security includes:

(i)	a security as defined in Section 202(a)(18) of the Advisers Act (15 U.S.C. 80b-2(a)(18)) and any derivative, commodities, options or forward contracts relating thereto;

(ii)	securities-based swaps;

(iii)	interests in limited partnerships and other private funds;

(iv)

shares of exchange-traded funds (“ETFs”) and exchange traded notes (“ETNs”) (unless the ETFs and ETNs reference a broad-based index (e.g., S&P 500), a volatility index, currency or currencies, or a commodity or commodity index);

(v)

shares of registered funds managed by the Adviser or registered funds whose adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser (each a “Reportable Fund”);

(vi)	futures contracts linked to a commodity, security, or other financial instrument and any derivative, option or forward contract relating thereto; and

(vii)	cryptocurrencies that may be deemed to be securities.

Reportable Security does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)	Shares issued by money market funds;

(iv)	Shares issued by registered open-end funds other than Reportable Funds; and

(v)	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, none of which is a Reportable Fund.

8.	Short Sale means the sale of securities that the seller does not own.

9.

Supervised Person means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser.

III. APPLICABILITY OF CODE OF ETHICS

Unless otherwise specified, this Code applies to all Covered Persons and Personal Accounts.

IV. RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

1.

General. It is the responsibility of each Covered Person to ensure that a particular investment activity being considered for a Personal Account is not subject to a restriction contained in this Code or otherwise prohibited by any applicable laws. Personal investing activities for Covered Persons may be effected only in accordance with the provisions of this Section.

2.

Preclearance of Transactions in Personal Account. A Covered Person must obtain the prior written approval of the Compliance Officer before engaging in any transaction in a Reportable Security in his or her Personal Account beyond the following thresholds:

•	A single day transaction in a given Reportable Security of more than $5,000,000 in cash value for equity securities or initial margin in the case of futures or swaps;

•	A single day transaction of more than 5,000 option contracts in a given Reportable Security;

•	More than 500 discreet Reportable Security transactions in a calendar year; or

•	A holding period of less than 5 trading days for a given Reportable Security on a last-in first-out basis.

The Compliance Officer may approve the transaction if the Compliance Officer concludes that the transaction is not likely to have any adverse economic impact on clients or present any other material conflicts of interest. Such approval may be implied during periods of highly volatile financial markets due to significant adverse and unforeseen events.

Any approval given under this paragraph will remain in effect for a period of 5 (five) trading days from the date of approval.

3.

Prohibitions on Trading in Securities on the Restricted List. Trading of any security of an issuer appearing on the Restricted List in a Personal Account is prohibited absent the Compliance Officer’s prior approval. The “Restricted List” will consist of any other issuers as determined by the Compliance Officer.

4.

Initial Public Offerings. A Covered Person may not acquire any direct or indirect beneficial ownership in any securities in any initial public offering without prior written approval of the Compliance Officer.

5.

Private Placements and Investment Opportunities of Limited Availability. A Covered Person may not acquire any beneficial ownership in any securities in any private placement of securities (including private investment funds such as hedge funds, private equity funds or venture capital funds) (collectively, “Private Placement Interests”) or investment opportunity of limited availability unless the Compliance Officer has given express prior written approval. The Compliance Officer, in determining whether approval should be given, will take into account, among other factors, whether the opportunity is being offered to the Covered Person by virtue of his or her position with the Adviser. In the case of a Covered Person’s acquisition of Private Placement Interests in a private investment fund managed by the Adviser, the Adviser or its affiliate’s agreement to accept an investment by the Covered Person into the fund shall constitute prior written approval.

6.

Management of Non-Adviser Accounts. Covered Persons are prohibited from managing accounts for third parties who are not clients of the Adviser or serving as a trustee for third parties unless the Compliance Officer preclears the arrangement and finds that the arrangement would not harm any client or present any other material conflicts of interest. The Compliance Officer may require the Covered Person to report transactions for such account and may impose such conditions or restrictions as are warranted under the circumstances.

V. EXCEPTIONS FROM PRECLEARANCE PROVISIONS

This section sets forth limited exceptions to the preclearance requirements. The following transactions are excepted from the preclearance requirements of Section IV.2:

1.

Purchases or sales that are non-volitional on the part of the Covered Person such as purchases or acquisitions arising from stock dividends, dividend reinvestments, stock splits, mergers, consolidations, tender offers or exercise of rights;

2.	Purchases or sales pursuant to an Automatic Investment Plan; and

3.

Subject to compliance with Section VI.4 below, transactions effected in any account over which the Covered Person has no direct or indirect influence or control (e.g., blind trust, discretionary account or trust managed by a third party).

Notwithstanding the above exceptions to the preclearance requirements, unless otherwise noted herein, the restrictions and reporting obligations of the Code continue to apply to any transaction excepted from preclearance pursuant to this Section.

VI. REPORTING AND OTHER MATTERS

1.

New Accounts. A Covered Person must notify the Compliance Officer promptly of any new Personal Accounts or existing Personal Accounts that have been moved to a different broker or custodian. Unless otherwise approved by the Compliance Officer, the Adviser requires all Personal Accounts to be maintained with a trading broker supported by the ACA ComplianceAlpha platform for reporting purposes.

2.	Initial and Annual Holdings Reports. A Covered Person must submit initial and annual holdings reports to the Compliance Officer as follows:

a. Initial Holdings Report. A Covered Person must submit to the Compliance Officer an initial holdings report within 10 days of the date of becoming a Covered Person. The information contained in the initial holdings report must be current as of a date no more than 45 days prior to such employment commencement date.

b. Annual Holdings Report. A Covered Person must submit to the Compliance Officer an annual holdings report at least once each 12-month period after submitting the initial holdings report. The information contained in the annual holdings report must be current as of a date no more than 45 days prior to the date the report was submitted.

3.	Quarterly Transaction Reporting. A Covered Person must submit to the Compliance Officer quarterly transaction reports.

a. Timing of Transaction Reports. A Covered Person must submit a transaction report no later than 30 days after the end of each calendar quarter.

b. Covered Person Attestation. A Covered Person is required to execute a quarterly certification affirming that all transactions in Reportable Securities in which the Covered Person had any beneficial ownership during the period are reflected by the transaction report.

4.

Exceptions to Reporting Requirements. A Covered Person need not submit any report otherwise required under the Code (e.g., quarterly transactions reports or initial and annual holdings reports) with respect to securities held in accounts over which the Covered Person has no direct or indirect influence or control (each, a “Non-Control Account”) or transaction reports with respect to transactions effected pursuant to an automatic investment plan.

Prior to relying on the reporting exception for a Non-Control Account, the Covered Person must obtain the approval of the Compliance Officer that the account qualifies as a Non-Control Account. In connection with seeking and maintaining such approval, the Covered Person may be required to submit additional supporting documentation to the Compliance Officer which, in the Compliance Officer’s discretion, may include an executed certification that the Covered Person has not and may not:

(i)	direct the purchase or sale of investments in the account;

(ii)	suggest purchases or sales of investments for the accounts to the manager of the account; or

(iii)	consult with the manager of the account as to the particular allocation of investments to be made in the account.

5.

Violations of the Code. Supervised Persons must report any violations of the Code promptly to the Compliance Officer. The Compliance Officer will keep records of any violation of the Code and of any action taken as a result.

6.

The Use of ACA ComplianceAlpha. The Adviser will use ACA ComplianceAlpha, a compliance software provider, to assist in the Adviser’s surveillance and review procedures for the personal investment transactions reporting requirements. Procedures for this compliance activity will conform to the user interface protocol required by ACA ComplianceAlpha. Should the Compliance Officer determine that for any reason ACA ComplianceAlpha is not reasonably available or appropriate for assisting in the personal investment transactions reporting requirements, alternative procedures will be prescribed by the Compliance Officer.

VII. RECORDKEEPING

The Compliance Officer will keep in an easily accessible place for at least five (5) years copies of this Code, all trade confirmations, account statements, periodic statements and reports of Covered Persons, copies of all preclearance forms, certifications and other information relating to Non-Control Accounts, records of violations and actions taken as a result of violations, acknowledgments and other memoranda relating to the administration of this Code.

The Compliance Officer will maintain a list of all Covered Persons of the Adviser currently and for the last five (5) years.

All trade confirmations, account statements and/or periodic statements of Covered Persons may be kept electronically in a computer database.

VIII. OVERSIGHT OF CODE OF ETHICS

1.

Acknowledgment. The Compliance Officer will annually distribute a copy of the Code to all Supervised Persons. The Compliance Officer will also distribute promptly all amendments to the Code to all Supervised Persons. All Supervised Persons are required to acknowledge in writing their receipt of this Code annually and upon any amendments.

2.

Review of Transactions. The Compliance Officer will review each Covered Person’s Reportable Securities transactions in Personal Accounts against the Restricted List and preclearance records. Any personal transactions that the Compliance Officer has determined to be a material violation of this Code will be reported promptly to the Adviser’s senior management.

3.

Sanctions. Adviser’s management, with advice of legal counsel, at their discretion, will consider reports made to them and upon determining that a violation of this Code has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.

4.

Authority to Exempt Transactions. The Compliance Officer has the authority to exempt any Covered Person or any personal investment activity of a Covered Person from any or all of the provisions of this Code if the Compliance Officer determines that such exemption would not contravene (i) any interests of a client or (ii) any of the provisions of Rule 204A-1 or other applicable law. The Compliance Officer will document any exceptions or exemptions granted to this Code, describing the circumstances and reasons for the exemption.

5.

ADV Disclosure. The Compliance Officer will seek to ensure that the Adviser’s Form ADV (i) describes the Code in Item 11 of Part 2A and (ii) offers to provide a copy of the Code to any client or prospective client upon request.

IX. CONFIDENTIALITY

All reports of personal investment transactions and any other information filed pursuant to this Code will be treated as confidential to the extent permitted by law.

APPENDIX H1

GIFTS, BUSINESS ENTERTAINMENT AND CHARITABLE CONTRIBUTIONS POLICY AND

PROCEDURES

Adopted January 1, 2025

I.	Gifts and Business Entertainment Policy

In order to address conflicts of interest that may arise when a Supervised Person accepts or gives a gift, favor, special accommodation, or other items of value, the Adviser places restrictions on gifts and certain types of business entertainment. Set forth below is the Adviser’s policy relating to gifts and business entertainment:

Gifts

•

General - No Supervised Person may give or receive any gifts, service, or other items of more than de minimis value, which for the purpose of this Policy is $250 per calendar year, to or from any person or entity that does business with or potentially could conduct business with or on behalf of the Adviser or a private investment vehicle managed by the Adviser.

•

Preclearance - No Supervised Person may offer or keep any gift of more than de minimis value to or from existing investors, prospective investors, or any entity that does business with or potentially could conduct business with or on behalf of the Adviser or a private investment vehicle managed by the Adviser without the prior written approval of the Compliance Officer.

•

Solicited Gifts - No Supervised Person may use his or her position with the Adviser to obtain anything of value from a client, supplier, person to whom the Supervised Person refers business, or any other entity with which the Adviser or a private investment vehicle managed by the Adviser does business.

•

Cash Gifts - No Supervised Person may give or accept cash gifts or cash equivalents to or from an investor, prospective investor, or any entity that does business with or potentially could conduct business with or on behalf of the Adviser or a private investment vehicle managed by the Adviser.

Business Entertainment

•

General – Supervised Persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.

•

Preclearance - No Supervised Person may provide or accept entertainment that is, or may be viewed as, so extravagant, excessive, frequent or of such a high value (i.e., gifts that have an aggregate value of more than $250 annually from a single giver) as to raise a question of impropriety to or from an investor, prospective investor, or any person or entity that does or potentially could do business with or on behalf of the Adviser or a private investment vehicle managed by the Adviser without the prior written approval of the Compliance Officer.

II.	Charitable Contributions

•

General – Employees may not solicit charitable contributions from Advisory Clients, brokers, vendors, or other persons that do business with the Advisor without the prior approval of the Compliance Officer, who shall maintain a record of each such solicitation.

Donations by the Advisor or Employees to charities with the intention of influencing such charities to become Advisory Clients or Investors are strictly prohibited. Employees should notify the Compliance Officer about any actual or apparent conflict of interest in connection with any charitable contribution, or about any contribution that could give an appearance of impropriety.

•

Preclearance - Prior to soliciting charitable contributions from any Advisory Client, broker, vendor, or other person that does business with the Firm, an Employee must receive the approval of the Compliance Officer. The Employee must notify the Compliance Officer of amounts received from such persons as a result of such solicitation. All such approvals must be documented and include information regarding the Employee, the charity, the date of the solicitation and the amounts received.

III.	Reporting

•	Gifts - Each Supervised Person must promptly report any gifts received in connection with the Supervised Person’s employment to the Compliance Officer.

•	Business Entertainment – Each Supervised Person must promptly report any business entertainment received in connection with the Supervised Person’s employment to the Compliance Officer.

•

The Use of ACA ComplianceAlpha – Unless otherwise designated by the Compliance Officer, the Adviser will use ACA ComplianceAlpha, a compliance software provider, to assist in the Adviser’s surveillance and review procedures for gifts and entertainment. Procedures for this compliance activity will conform to the user interface protocol required by ACA ComplianceAlpha. The Compliance Officer will be responsible for reviewing any gifts and entertainment reported.

IV.

Monitoring. The Compliance Officer will periodically monitor reimbursement requests for gifts and business entertainment and electronic communications of Supervised Persons to review compliance with this policy.

V.	Recordkeeping. The Compliance Officer will maintain records of any gifts and/or business entertainment events so reported